Exhibit 10.2
[UK] [AMENDED AND RESTATED] EXECUTIVE EMPLOYMENT AND NON-DISCLOSURE, NON-COMPETITION, AND INVENTION ASSIGNMENT AGREEMENT

This [Amended and Restated] Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement (this “Agreement”) is made as of the ___ day of [____] 20[___] (the “Effective Date”) by and between Cognizant Worldwide Limited 1 Kingdom Street, Paddington Central, London, W2 6BD (the “Company” (where applicable, the definition of Company shall include the Company’s subsidiaries and affiliates and any successors or assigns)), and [_____] (“Employee”, or “You”).
[WHEREAS, Employee is currently employed by the Company as its [_____];]
[and]
WHEREAS, the Company desires to [continue to] retain the services of Employee; [and]
[WHEREAS, the Parties desire to amend and restate, in its entirety, the parties’ prior agreements pertaining to Employee’s employment, and set forth the new terms and conditions of Employee’s employment by the Company].
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Employee (individually a “Party” and together, the “Parties”) agree as follows:
1.Definitions.
(a)“Annual Base Salary” shall mean Employee’s annualized rate of base salary, as in effect immediately prior to Employee’s Termination Date.
(b)“Board” shall mean the Board of Directors of Cognizant.
(c) “Cause” shall mean (i) willful malfeasance or willful misconduct by the Employee in connection with his employment, (ii) continuing failure to perform such duties as are reasonably assigned by Employee’s supervisor, (iii) failure by the Employee to abide by material policies of the Company applicable to the Employee, including without limitation the Code of Ethics (as defined below), (iv) the commission by the Employee of a criminal offence (other than minor traffic violations) (v) Employee engaging in any fraudulent act or act of embezzlement, or (vi) any material breach by Employee of this Agreement or any other written agreement between Employee and the Company.
(d)“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
(e)“Cognizant” means Cognizant Technology Solutions Corporation, a Delaware Corporation
(f) “Disability” means Employee’s total and permanent disability as determined in accordance with the Company’s long-term disability policy, whether or not Employee is covered by such policy (or, if the Company has no long-term disability policy, then “Disability” means that Employee has become “disabled” within the meaning of Code Section 409A).
(g)“Good Reason” means, the occurrence of one or more of the following events or actions:
(i)A material diminution by the Company of Employee’s authority, duties or responsibilities (it being understood that a modification of duties in the manner described in Section 3(a) below shall not constitute Good Reason);

(ii)A material diminution in Employee’s overall compensation package, which is not otherwise caused by an overall policy by the Company to reduce senior employee compensation throughout the Company; or
(iii)A change, without Employee’s consent, in the principal place of work of the Employee to a location that is more than 50 miles from his primary work location as of the date of this Agreement, but only if such change occurs on or after a Change in Control.
(h)“Group” means together or separately Cognizant, the Company and any holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking from time to time (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the UK Companies Act 2006, and the term “Group Company” shall be construed accordingly).
(i)“Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon and (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee’s employment under the provision so indicated.
(j)“Termination Date” shall mean the last day of Employee’s employment with the Company.
(k)“Termination of Employment” shall mean the termination of Employee’s active employment relationship with the Company.
2.Employment. The Company hereby continues to employ Employee, and Employee hereby accepts continuation of such employment, upon the terms and conditions set forth herein with effect from [INSERT]. The Employee’s period of continuous employment commenced on [INSERT].
3.Duties.
(a)Position. Employee shall be employed as [_____] and shall have the duties and responsibilities assigned by [_____] upon commencement of employment under this Agreement, and from time to time thereafter. Employee shall perform faithfully and diligently all duties assigned to Employee. The Company reserves the right to modify Employee’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Employee continues to report to [_____] or such other position of a similar or more senior level. No probationary period shall apply to the Employee’s employment.
(b)Best Efforts/Full-time. To the maximum extent permitted by law, Employee agrees to devote Employee’s best efforts and entire business time and attention to the Company’s business during the term of Employee’s employment with the Company. Employee agrees that, during the term of Employee’s employment, except as otherwise approved in writing by the Company, which approval the Company may in its absolute discretion withhold, Employee will not, either directly or indirectly, or for himself/herself or through, on behalf of, or in conjunction with any person, persons or legal entity, operate, engage in, assist, or be employed by any business activity to or for the benefit of any person or entity other than the Company; provided that the foregoing is not intended to prevent an Employee from pursuing hobbies or participating in any other activity that is not to the detriment of the Company. Employee further acknowledges and agrees that Employee has access to Cognizant’s Core Values & Code of Ethics (the “Code of

Ethics”) located at www.cognizant.com, and Employee has read and understands the Code of Ethics and shall abide by all the terms of said Code of Ethics, as may be amended from time to time, and said Code of Ethics shall be incorporated into this Agreement. Employee will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of the Company at all times.
(c)Disciplinary and Grievance Procedures, Collective Agreements, Training and Suspension. Company policies and procedures including our disciplinary and grievance procedure are available on Be.Cognizant and maybe amended from time to time. The disciplinary and grievance procedures do not form part of this Agreement. The Company does not recognize a trade union and there are no collective agreements that apply to Employee’s employment with the Company. The Company may suspend Employee from any or all of his duties for no longer than is necessary to investigate any disciplinary matter involving Employee or so long as is otherwise reasonable with any disciplinary procedure against Employee is outstanding. As at the date of this Agreement, the Employee is not required to undertake any particular training. If any particular training is required or offered, details will be provided.
(d)Hours of work. Employee agrees that he shall work normal business hours together with such additional hours as are necessary for the proper performance of his duties. Employee shall work a minimum of 40 hours per week from 9.00 am to 6.00 pm Monday to Friday, with a break of one hour for lunch each day.
(e)Working Time Regulations Employee has autonomous decision making powers. The duration of his working time is not measured or predetermined.
(f)Work Location. Employee’s principal place of work shall be located in 1 Kingdom, Street, Paddington Central, London, W2 6BD, or such other location as the parties may, agree upon from time to time. The Employee may be required to be absent from the United Kingdom for periods exceeding one month at any one time, however there are currently no particulars in this regard.
4.Termination of Employment.
(a)Employee’s employment with the Company may be terminated by either Party providing the other with not less than six months’ prior written notice.
(b)The Company shall be entitled, at its sole discretion, to terminate the Employee’s employment immediately at any time by giving the Employee notice in writing. In these circumstances the Company will make a payment to the Employee in lieu of notice (the payment being referred to as a “Notice Payment”). For the avoidance of doubt, there is no obligation to make a Notice Payment. If the Company shall decide not to pay a Notice Payment, the Employee shall not be entitled to enforce that payment as a contractual debt nor as liquidated damages. The Notice Payment will be paid less all deductions that are required or permitted by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company. The Notice Payment will consist of a sum equivalent to the Annual Base Salary which the Employee would have received in respect of any notice period outstanding on the Termination Date but will exclude any bonus, commission and share of profit and any other benefits which he would have received or would have accrued to him during that period.
(c)During any notice period or for the purpose of investigating any matter in which the Employee is implicated or involved, the Company reserves the right in its absolute discretion to suspend all or any of the Employee’s duties and powers on terms it considers expedient or to require him to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company in any case for such period or periods and at such place or places (including, without limitation, the Employee’s home) as the Company in its absolute discretion deems necessary and Employee will not contact or deal with (or attempt to contact or deal with) any customer, client, supplier, agent, distributor, shareholder, employee, officer or other business contact of the Company except as authorized by the Company (the “Garden Leave”). During any period of Garden Leave the terms and conditions set out in this Agreement shall continue to apply to the Employee. For the avoidance of doubt, during Garden Leave, the Employee will continue to receive his Annual Base Salary and benefits.
(d)Notwithstanding the provisions of Sections 4(b) to 4(c) above the Company shall be entitled, but not bound, to terminate the employment with immediate effect by giving to the Employee a Notice of Termination at any time for Cause. In such case, the Employee shall not be entitled to receive any Notice Payment nor make any claim against the Company for damages for loss of office or termination of the employment. Regardless of this, the termination shall be without prejudice to the continuing obligations of the Employee under this Agreement.
5.Compensation.
(a)Annual Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, the Company shall pay to Employee of £[INSERT] per annum (less required deductions for withholding tax, social security and all other employment taxes and payroll deductions) which will accrue from day to day, and as may be modified by the compensation committee of the Board, one month in arrears in 12 equal installments on the last working day of the month payable in accordance with the normal payroll practices of the Company.
(b)Incentive Compensation. Employee will be eligible to earn incentive compensation as determined by the compensation committee of the Board in accordance with the bonus plan(s) provided to Employee by the Company, in accordance with the terms and conditions of such plan(s).
(c)[Stock Options and Other Equity Awards. Except as set forth herein, this Agreement does not modify or change the existing agreements regarding stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “Equity Award” and collectively, “Equity Awards”) previously issued to Employee.
(d)By signing this Agreement, Employee agrees that Company shall be entitled to deduct any money owed by Employee by Company or any Group Company from any salary or other payments due to Employee whether during employment or at its termination.
6.Customary Fringe Benefits. Employee will be eligible for certain fringe benefits generally available to UK-based employees of the Company subject to the terms and conditions of the Company’s benefit plan documents and any policies relating thereto. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee. The benefits applicable to Employee as at the date of this Agreement while his primary place of work is in the United Kingdom are set out in the Schedule to this Agreement.

7.Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.
8.Company Access. Employee agrees and consents that, during the term of Employee’s employment with the Company and thereafter, the Company may review, audit, intercept, access and disclose all messages created, received or sent over the electronic mail and internet access system provided by the Company with or without notice to Employee and that such review, audit, interception, access, or disclosure may occur during or after working hours. Employee further consents and agrees that the Company may, at any time, access and review the contents of all computers, computer disks, other data storage equipment and devices, files, desks, drawers, closets, cabinets and work stations that are either on the Company’s premises or that are owned or provided by the Company. Employee agrees that he has read the Company’s Associate Privacy Notice (available at https://www.cognizant.com/about-cognizant-resources/global-associate-privacy-notice.pdf ) and that he will comply with the terms of the Company’s Acceptable Use Policy (available in the Corporate Security section of Be.Cognizant)
9.Involuntary Termination of Employment.
(a)Prior to a Change in Control. In the event that Employee’s employment with the Company is involuntarily terminated by the Company for any reason other than Cause, death or Disability or in the event Employee resigns his employment for Good Reason pursuant to Section 10 and the Company’s right to cure (as set forth in Section 10) has expired (an “Involuntary Termination”), and in either such case Employee’s employment termination becomes effective before any Change in Control (as defined in Section 9(d) below) has occurred following the date of this Agreement, Employee shall be entitled to the payments and benefits described below, provided that Employee timely executes and does not revoke the Release (as defined in Section 13) and the Release first becomes effective:
(i)Employee shall receive a cash payment equal to one (1) times Employee’s Annual Base Salary, such amount to be paid in regular installments in accordance with the Company’s normal payroll practices over a period of twelve (12) months following Employee’s Termination Date, provided, that no such installments shall be paid prior to the later to occur of (A) the first regular Company payroll date occurring on or after the date on which the Release becoming effective and irrevocable and (B) solely if the period during which Employee may consider and revoke the Release spans two calendar years, the first regular Company payroll date occurring in the latter such calendar year (in either case, the “First Payroll Date”), with any installments otherwise payable prior to the First Payroll Date instead paid on the First Payroll Date (without interest thereon).
(ii)Employee shall receive a cash payment equal to one (1) times the amount of the Employee’s target annual bonus for the performance year in which the Employee’s Termination Date occurs, payable in a lump sum payment on the First Payroll Date.
(iii)The Company shall, for a period of eighteen (18) months following the Employee’s Termination Date, pay the Employee each month an amount equal to the monthly COBRA medical insurance cost under the Company’s group medical plan for Employee and, where applicable,

Employee’s spouse and eligible dependents; provided that Employee, and, where applicable, Employee’s spouse and dependents, are eligible for and timely elect to receive COBRA healthcare continuation coverage and provided further that the payments specified under this Section 9(a)(iii) shall cease if the Company’s statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the eighteen (18)‑month period. All Company payments under this Section 9(a)(iii) to the Employee can be used for any purpose and will be reported as taxable payments.
(iv)The portion of any outstanding Equity Awards that were subject to vesting solely upon continuous service with the Company and would have vested had Employee remained employed by the Company during the twelve (12) month period following Employee’s Termination Date shall automatically become fully vested and exercisable, as applicable, as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date). Such Equity Awards shall continue to be governed by and exercised, settled or paid in accordance with the terms of the applicable award agreement.
(v)With respect to any outstanding Equity Award that was subject to vesting in whole or in part based on achievement of performance objective(s), to the extent that the applicable performance period has expired on or before Employee’s Termination Date, the performance objective(s) has/have been satisfied and the only condition to vesting that remains is continuous service until one or more future dates, the portion of such Equity Award that would have vested had Employee remained employed by the Company during the twelve (12) month period following Employee’s Termination Date shall become fully vested and exercisable as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date). Such Equity Award shall continue to be governed by and exercised, settled or paid in accordance with the terms of the applicable award agreement.
(vi)Employee shall receive any amounts earned, accrued and owing but not yet paid to Employee as of Employee’s Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company. The payment of amounts described in this Section 9(a)(vi) are not conditioned upon the Release becoming effective unless the applicable benefit plan or program provides otherwise.
(b)Coincident with or within One Year After a Change in Control. In the event that Employee suffers an Involuntary Termination that becomes effective coincident with, or within the twelve (12) month period immediately after, the first occurrence of a Change in Control following the date of this Agreement, Employee shall be entitled to the payments and benefits described below in this Section 9(b) in lieu of, and not in addition to, the payments and benefits described in Section 9(a); provided that Employee timely executes and does not revoke the Release (as defined in Section 13) and the Release first becomes effective:
(i)Employee shall receive a cash payment equal to two (2) times Employee’s Annual Base Salary, such amount to be paid in regular installments in accordance with the Company’s normal payroll practices over a period of twenty-four (24) months following Employee’s Termination Date, provided, that no such installments shall be paid prior to the First Payroll Date, with any installments otherwise payable prior to the First Payroll Date instead paid on the First Payroll Date (without interest thereon).
(ii)Employee shall receive a cash payment equal to two (2) times the amount of the Employee’s target annual bonus for the performance year in which the Employee’s Termination Date occurs, payable in a lump sum payment on the First Payroll Date.
(iii)The Company shall, for a period of eighteen (18) months following the date of Employee’s Termination of Employment, pay Employee each month an amount equal to the monthly COBRA medical insurance cost under the Company’s group medical plan for Employee and, where applicable, Employee’s spouse and eligible dependents; provided that Employee, and, where applicable, Employee’s spouse and dependents, are eligible for and timely elect to receive COBRA healthcare continuation coverage and provided further that the payments specified under this Section 9(b)(iii) shall cease if the Company’s statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the eighteen (18)‑month period. All Company payments under this Section 9(a)(iii) to the Employee can be used for any purpose and will be reported as taxable payments.
(iv)The portion of any outstanding Equity Awards that were subject to vesting solely upon continuous service with the Company shall automatically become fully vested and exercisable, as applicable, as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date). Such vested Equity Awards shall continue to be governed by and exercised, settled or paid in accordance with the terms of the applicable award agreement.
(v)Outstanding Equity Awards the vesting of which is conditioned, in whole or in part, upon the achievement of performance objectives shall become vested and exercisable as follows:
(A) To the extent that the applicable performance period has expired on or before Employee’s Termination Date, the performance objective(s) has/have been satisfied and the only condition to vesting that remains is continuous service until one or more future dates, such Equity Award shall become fully vested and exercisable as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date).
(B) To the extent that the applicable performance period has not expired on or before Employee’s Termination Date, the Company shall pro-rate the performance objective(s) for the portion of the performance period that has transpired up to the date of closing of the Change in Control, make a good faith determination of the level of achievement of such pro-rated performance objective as of such closing date, and treat as fully vested and exercisable a proportionate amount of such Equity Award that corresponds with the level of achievement of the pro-rated performance objective, disregarding any future service conditions that otherwise would apply to such Equity Award.

(vi)Employee shall receive any amounts earned, accrued and owing but not yet paid to Employee as of Employee’s Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company. The payment of amounts described in this Section 9(b)(vi) are not conditioned upon the Release becoming effective unless the applicable benefit plan or program provides otherwise.
(c)Notice of Termination. Any termination on account of this Section 9 shall be communicated by a Notice of Termination to the other Party hereto given in accordance with Section 26 hereof.
(d)Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall have the meaning set forth in the Company’s 2017 Incentive Award Plan, as amended from time to time or any successor plan in effect as of Employee’s Termination Date.

10.Resignation for Good Reason. If Employee provides notice of his intent to terminate for Good Reason, then, subject to the expiration of the cure period and Employee’s actual termination as described below, such resignation shall be deemed an Involuntary Termination for purposes of this Agreement and Employee shall be entitled to the payments and benefits described in Section 9 subject to the requirements set forth in this Agreement, including Section 13. Employee must provide written notice to the Company of his intent to terminate his employment for Good Reason within thirty (30) days of the action or omission giving rise to such claim of Good Reason. Thereafter, the Company shall have a period of thirty (30) days within which it may correct the event or action that constitutes the grounds for Good Reason as set forth in Employee’s notice of termination. If the Company does not correct the event or action prior to the expiration of the foregoing cure period, Employee must terminate his employment for Good Reason within thirty (30) days after the expiration of the cure period, in order for the termination to be considered a Good Reason termination under this Agreement.
11.Termination Due to Death. If Employee’s employment with the Company is terminated due to death, Employee shall be entitled to the payments and benefits described below, provided that Employee’s estate timely executes and does not revoke the Release (as defined in Section 13) and the Release first becomes effective:
(a)Employee shall receive a cash payment equal to (1) times the amount of the Employee’s target annual bonus for the performance year in which the Employee’s Termination Date occurs, pro-rated based on the portion of such year that has elapsed as of Employee’s Termination Date, payable on the First Payroll Date.
(b)The portion of any outstanding Equity Awards that were subject to vesting solely upon continuous service with the Company shall automatically become fully vested and exercisable, as applicable, as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date). Such vested Equity Awards shall continue to be governed by and exercised, settled or paid in accordance with the terms of the applicable award agreement.
(c)Outstanding Equity Awards the vesting of which is conditioned, in whole or in part, upon the achievement of performance objectives shall become vested and exercisable as follows:

(i)To the extent that the applicable performance period has expired on or before Employee’s Termination Date, the performance objective(s) has/have been satisfied and the only condition to vesting that remains is continuous service until one or more future dates, such Equity Award shall become fully vested and exercisable as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date).
(ii)To the extent that the applicable performance period has not expired on or before Employee’s Termination Date, the Company shall pro-rate the performance objective(s) for the portion of the performance period that has transpired up to Employee’s Termination Date, make a good faith determination of the level of achievement of such pro-rated performance objective as of such Termination Date, and treat as fully vested and exercisable a proportionate amount of such Equity Award that corresponds with the level of achievement of the pro-rated performance objective, disregarding any future service conditions that otherwise would apply to such Equity Award.
(d)Employee shall receive any amounts earned, accrued and owing but not yet paid to Employee as of Employee’s Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company. The payment of amounts described in this Section 11(d) are not conditioned upon the Release becoming effective unless the applicable benefit plan or program provides otherwise.
12.Termination Due to Disability or For Cause. If Employee’s employment with the Company is terminated by the Company due to Disability or for Cause, Employee shall receive any amounts earned, accrued and owing but not yet paid to Employee as of Employee’s Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company; all other Company obligations to Employee will be extinguished as of the Termination Date.
13.Release. Notwithstanding the foregoing, no payments or benefits shall be provided under Sections 9, 10 and 11, as applicable (except for those payments that are owed pursuant to applicable law and/or are specifically not conditioned upon the execution of a release by Employee or Employee’s estate, as applicable), unless Employee or his estate, if applicable, executes, and does not revoke, the Company’s then standard written general release (the “Release”) of any and all claims against the Company and all related parties with respect to all matters arising out of Employee’s employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Employee participated and under which Employee has accrued and earned a benefit) or the termination thereof. The Company will provide Employee with the form of release agreement within seven days after Employee’s separation from service. To be entitled to any severance or other benefits (other than payments of accrued compensation that are explicitly excluded from applicable Release requirements), Employee must execute and deliver to the Company the release agreement on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such later date specified in the release agreement. If Employee timely delivers an executed release agreement to the Company, and Employee does not revoke the release agreement during the minimum revocation period required under applicable law, if any, the severance or other benefits shall be paid or commence being paid, as specified in this Agreement, subject to any delay required pursuant to Section 32(b) of this Agreement. Consistent with section 409A of the Code, Employee may not, directly or indirectly, designate the calendar year of any payment. Nothing in this Section 13 shall be construed to alter the terms of this Agreement that condition Employee’s entitlement to any severance or other benefits upon Employee’s compliance with the restrictive covenants and any other terms and conditions specified in this Agreement.
14.Other Payments. Any payments and benefits that become due under Sections 9, 10 and 11, hereof shall be in addition to (but not in duplication of) and not in lieu of any payments and benefits due to Employee under any other plan, policy or program of the Company, except that Employee shall not be entitled to any payments and benefits under the Company’s then current severance pay policies. For the avoidance of doubt, the aggregate amount of any payments that become due to Employee under Sections 9 or 10 shall be reduced by the amount of any Notice Payment.
15.No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise; provided, however, that any obligation of the Company to make the payments described in Sections 9(a)(iii) and 9(b)(iii) shall cease upon Employee becoming covered under a healthcare plan of another employer.
16.Non-Exclusivity of Rights. Except as provided in Section 14, nothing in this Agreement shall prevent or limit Employee’s future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Employee may qualify.
17.No Set-Off. Other than with respect to the Recoupment Policy (as hereinafter defined), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against Employee or others.
18.Taxes.
(a)All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as may be otherwise specified under applicable law, Employee shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code.
(b)If the payments and benefits received or to be received by Employee in connection with a Change in Control or the termination of Employee’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangement or agreement with the Company (collectively with the Contract Payments, the “Total Payments”), would constitute a “parachute payment” under Section 280G of the Code, then the Total Payments shall be reduced, in the manner set forth below, by the minimum amount necessary to result in no portion of the Total Payments being non‑deductible to the Company pursuant to Section 280G of the Code or subject to the excise tax imposed under Section 4999 of the Code.
(c)All determinations required to be made under this Section 18, including whether a reduction in Total Payments is required, the amount of any such reduction and the assumptions to be utilized in arriving at such determination, shall be made by an accounting or law firm of recognized standing reasonably selected by the Company (the “Firm”), which may be, but will not be required to be, the Company’s independent auditors. The Firm shall submit its determination and detailed supporting calculations to both Employee and the Company within fifteen (15) days after receipt of a notice from either the Company or Employee that Employee may receive payments that may be “parachute payments.” If the Firm determines that a reduction is required by this Section 18, the Contract Payments consisting of cash severance shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by section 4999 of the Code, and the Company shall pay such reduced amount to Employee in accordance with the terms of this Agreement. If additional Contract Payments must be reduced pursuant to this Section 18 after the cash severance has been reduced to zero, the Contract Payments allocable to performance-vested Equity Awards shall next be reduced, followed by the Contract Payments allocable to time-vested Equity Awards, to the extent necessary to satisfy the requirements of this Section 18.
(d)Employee and the Company shall each provide the Firm access to and copies of any books, records, and documents in the possession of Employee or the Company, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 18. The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by this Section 18 shall be borne by the Company.
19.Confidential Information. Employee agrees that Employee’s services to the Company have been and will continue to be of a special, unique and extraordinary character, and that Employee’s position places Employee in a position of confidence and trust with the Company’s customers and employees. Employee also recognizes that Employee’s position with the Company will give Employee substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Employee recognizes, therefore, that it is in the Company’s legitimate business interest to restrict Employee’s use of Confidential Information for any purposes other than the discharge of Employee’s employment duties at the Company, and to limit any potential appropriation of Confidential Information by Employee for the benefit of the Company’s competitors and to the detriment of the Company. Accordingly, Employee agrees as follows:
(a)Employee will not at any time, whether during or after the termination of Employee’s employment, reveal, or allow to be revealed to any person or entity any of the trade secrets or confidential information of the Company or of any third party that the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) (“Confidential Information”), except as may be required in the ordinary course of performing Employee’s duties as an employee of the Company, and Employee shall keep secret all matters entrusted to Employee and shall not use or attempt to use any such information in any manner that may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company. By way of example and not limitation, Confidential Information also includes any and all information, whether or not meeting the legal definition of a trade secret, concerning the Company’s actual, planned or contemplated: (i) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (ii) personnel information; (iii) customer, vendor and supplier lists; (iv) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (v) promotions, operations, sales, marketing, and research and development; (vi) business operations, internal structures and financial affairs; (vii) software and operating systems and procedures; (viii) pricing structure of the Company’s services and products; (ix) proposed services and products; (x) contracts with other parties; (xi) performance characteristics of the Company’s products; and (xii) Inventions and Works (each as defined in Section 20). Confidential Information also includes any and all information of Company’s employees ,clients and customers that is deemed confidential by such clients and customers (whether past, present or potential), including, but not limited to: marketing tools, inventions, processes, contact lists, materials, software program code, logic diagrams, flow charts, procedural diagrams, computer programming techniques and know how, maps and any documentation related thereto.
(b)The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Employee; (ii) information received from a third party outside of the Company that was publicly disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of the Company. In addition, in the event that Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it is agreed that Employee will provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company grants a waiver hereunder, Employee may furnish that portion (and only that portion) of the Confidential Information that Employee is legally compelled to disclose and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.
(c)Further, Employee agrees that during Employee’s employment Employee shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. Employee further agrees that Employee shall not, after the termination of Employee’s employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon the termination of Employee’s employment, Employee shall deliver all of the foregoing plus any other Confidential Information, and all copies thereof, to the Company, at its main office.
(d)Employee agrees that upon the termination of Employee’s employment with the Company, Employee will not take or retain without written authorization any documents, files or other property of the Company, and Employee will return promptly to the Company any such documents, files or property in Employee’s possession or custody, including any copies thereof maintained in any medium or format. Employee recognizes that all documents, files and property that Employee has received and will receive from the Company, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Employee might be entitled following the termination of Employee’s employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that Employee has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Employee’s employment with the Company.
(e)These restrictions shall not apply to any use or disclosure authorised by the Board or required by law, or any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
(f)Employee acknowledges that, where applicable, the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a U.S. federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Confidential Information to Employee’s attorney and use the Confidential Information in the court proceeding, if Employee files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order. However, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Employee (or any other individual) from reporting possible violations of U.S. federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S.

Congress, and any agency Inspector General of the U.S. government, or making other disclosures under the whistleblower provisions of U.S. federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee shall not be not required to notify the Company that such reports or disclosures have been made.
20.Intellectual Property.
(a)Employee agrees to disclose fully, promptly, and in writing to the Company any and all Inventions and Works (each as defined below) that are conceived, made, reduced to practice, developed, authored, created, drawn or written at any time while Employee is employed by the Company and for a period of six (6) months thereafter. Employee will generate and provide to the Company adequate and current written records of all Inventions and Works in the form of notes, sketches, drawings, reports, flow charts, procedural diagrams, logic diagrams, software program code, procedural diagrams, computer programming techniques or other documents relating thereto or in such other form as will be requested by the Company, which records and any copies thereof will be and will remain the exclusive property of the Company and will be available to the Company at all times, along with all available information relating thereto (with all necessary plans and models) to the Company.
(b)The Company and Employee agree that “Inventions,” is defined in this Agreement to include any and all new or useful ideas, developments, discoveries, improvements, designs, formulas, modifications, rights in utility models, trademarks, rights in marks, logos and names, service marks, database rights, domain names, trade secrets, and rights in confidential information, goodwill and the right to sue for passing off, copyrights, rights in designs and other intellectual property, whether patentable or capable of registration or not (including without limitation any technology, computer programs, software, software program code, logic diagrams, flow charts, procedural diagrams, computer programming techniques, test, concept, idea, process, method, composition of matter, formula or technique), whether registered or unregistered and including all applications (or rights to apply), renewals or extensions of, and rights to claim priority, and any similar or equivalent rights in any jurisdictions, and all know-how related thereto, that Employee conceives, makes, reduces to practice, or develops, solely or jointly with others (i) that relate to the actual or contemplated business, work or activities of the Company, (ii) that result from or are suggested by any work which Employee has done or may do on behalf of the Company, or by any information that Employee may receive by virtue of Employee’s employment by the Company, or (iii) that are developed, tested, improved or investigated either in part or entirely on time for which Employee was paid by the Company, or with the use of premises, equipment or property provided, owned, leased, or contracted for by or on behalf of the Company.
(c)The Company and Employee agree that “Works” is defined in this Agreement to include any and all materials, including without limitation literary works (including books, pamphlets, articles and other writings), mask works, artistic works (including designs, graphs, drawings, blueprints and other graphic works), computer programs, software program source or object code, logic diagrams, flow charts, procedural diagrams, computer programming, compilations, databases, recordings, photographs, motion pictures and other audio-visual works whether registered or unregistered, whether capable of registration or not, that Employee authors, conceives, creates, draws, makes, or writes, solely or jointly with others (i) that relate to the actual or contemplated business, work or activities of the Company, (ii) that result from or are suggested by any work which Employee has done or may do on behalf of the Company, or by any information that Employee may receive by virtue of Employee’s employment by the Company, or (iii) that are developed, tested, improved or investigated either in part or entirely on time for which Employee was paid by the Company, or with the use of premises, equipment or property provided, owned, leased, or contracted for, by, or on behalf of the Company.
(d)Employee acknowledges that all of the rights, titles and interests in and to any and all such Inventions and Works that Employee may acquire in such Inventions or Works that are conceived, made, reduced to practice, developed, authored, created, drawn or written at any time while Employee is employed by the Company shall automatically vest in the Company to the fullest extent permitted by law.
(e)Employee acknowledges that, because of the nature of Employee’s duties and the particular responsibilities arising from the nature of those duties, Employee has, and shall have at all times while employed by the Company, a special obligation to further the interests of the Company.
(f)Without prejudice to Section 20(d) and to the extent that the rights, titles and interests referred to therein do not vest in the Company automatically, Employee agrees to assign, transfer and convey, and hereby assigns, transfers and conveys to the Company all of the rights, titles and interests in and to any and all such Inventions and Works that Employee has or may acquire in such Inventions or Works that are conceived, made, reduced to practice, developed, authored, created, drawn or written at any time while Employee is employed by the Company and for a period of six (6) months thereafter. Employee agrees that the Company will be the sole owner of all patents, copyrights, trademarks and other intellectual property rights in connection therewith, and agrees to take all such actions as may be requested by the Company during Employee’s employment with the Company and at any time thereafter, with respect to any such Inventions or Works to confirm or evidence such assignment, transfer, conveyance or ownership, and to assist in the Company’s maintenance, enforcement, license, assignment, transfer, or conveyance of rights in respect of the Inventions or Works.
(g)By way of example and not limitation, at any time and from time to time, upon the request of the Company, Employee agrees to execute, acknowledge, swear to, seal and deliver to the Company, any and all lawful instruments, documents and papers, give evidence and do any and all other lawful acts that, in the opinion of the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademarks, copyrights and other property rights under United States, local, state or foreign law (including English law) with respect to any such Inventions or Works or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark, copyright, or other intellectual property right. By way of further example and not limitation, Employee agrees to meet with the

Company representatives or attorneys for the purpose of initiating, maintaining or defending litigation, administrative or other proceedings; and to participate fully in litigation, administrative or other proceedings as requested by the Company. In the event that the Company may be unable, for any reason whatsoever, after reasonable effort, to secure Employee’s signature on any patent, copyright, trademark or other intellectual property application or other papers, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agent and attorney-in-fact to act for and on behalf of Employee to execute, acknowledge, swear to, seal and deliver to the Company and to file any such application or applications or other papers, and to do all other lawfully permitted acts to further the provisions of this Section 20 of this Agreement.
(h)The Company agrees to reimburse Employee for reasonable expenses incurred by Employee in complying with the provisions of Sections 20(d) and 20(e) of this Agreement. The Company and Employee agree that Employee is not entitled to additional compensation beyond that paid to Employee for the period of time that he is employed by the Company, which compensation, along with the Company’s understandings set forth in this Agreement, is expressly acknowledged to be adequate consideration for all of the Employee promises and obligations set forth in this Agreement.
(i)Employee expressly acknowledges and states that all Works that are made by Employee (solely or jointly with others) are being created at the instance of the Company and are “works made for hire,” as that term is defined in the Copyright Act of 1976, 17 USC § 101. In the event that such laws are inapplicable or in the event that any such Works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire, this Agreement will operate as an irrevocable and unconditional assignment by Employee to the Company of all Employee’s right, title and interest (including, without limitation, all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the rights to all renewals and extensions) in the Works in perpetuity.
(j)If, for any reason, any rights, titles and interests in and to any of the Inventions and Works cannot be lawfully assigned, transferred or conveyed to the Company pursuant to Section 20 Employee grants the Company an exclusive, worldwide, royalty-free, perpetual, unconditional, irrevocable license to use such Inventions or Works for any purpose whatsoever
(k)To the fullest extent permitted under applicable law, Employee hereby absolutely and irrevocably waives, in respect of the Inventions and Works (and any updates or revisions thereto), all moral rights and other rights to be identified as the author of any Inventions or Works and all rights to object to derogatory treatment of the Inventions or Works to which the Employee may now or at any future time be entitled, including under the (UK) Copyright, Designs and Patents Act 1988 as amended from time to time and under all similar or equivalent legislation from time to time in force anywhere in the world, and Employee agrees not to support, maintain or permit any claim for infringement of such moral rights.
(l)Employee represents that Attachment A to this Agreement describes all inventions and works, whether patentable or not, that have been conceived, made, reduced to practice, developed, authored, created, drawn or written prior to

Employee’s employment by the Company; provided, however, that, Employee has not disclosed in Attachment A information that is a trade secret belonging to another, or that is the subject of a contract preventing Employee’s disclosure of the information to the Company.
21.Non-Competition and Non-Solicitation. In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that during the course of Employee’s employment with the Company, the Company will provide Employee Confidential Information, which Employee promises to not disclose. Further, Employee will become and/or remain familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that Employee’s services shall be of special, unique and extraordinary value to the Company, and therefore, the Employee agrees that some restrictions on Employee’s activities during and after Employee’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:
(a)During the period of Employee’s employment by the Company and, if Employee’s employment with the Company terminates for any reason, for a period of one (1) year thereafter (less any time spent on Garden Leave) (“Covenant Period”), except with the written consent of the Board, Employee shall not directly or indirectly, own, control, finance or participate in the ownership, control or financing of, or be employed by or provide services to, any Competitor. Notwithstanding the foregoing, nothing herein shall prevent Employee from providing services to, or being employed by, or owning, controlling, financing or participating in the ownership, control or financing of, any diversified entity or other person (other than the entities listed on Attachment B) that is engaged in the Restricted Business, so long as (i) the Restricted Business does not constitute greater than 25% of the aggregate revenue of such diversified entity or other person and (ii) Employee is not employed within and does not have involvement with business development or business strategy with respect to the Restricted Business. In further consideration for the Company’s promises herein, Employee agrees that during the Covenant Period, Employee will not so as to compete with the Company directly or indirectly (i) solicit, entice, induce, cause, encourage or recruit any Restricted Employee, Customer or Supplier of the Company or its subsidiaries or affiliates to work for, provide services to or do business with a third party other than the Company or its subsidiaries or affiliates or engage in any activity that would cause any employee, representative, consultant, customer, subscriber or supplier to violate any agreement with the Company or its subsidiaries or affiliates or otherwise terminate or change its relationship with the Company or its subsidiaries or affiliates or (ii) hire Restricted Employee.
(b)The foregoing restrictions shall not be construed to prohibit Employee’s ownership of less than one percent (1%) of any class of securities of any corporation that is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934 (or such similar local legislation), as amended, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Employee’s rights as a stockholder, or seeks to do any of the foregoing.
(c)In this Section 21, unless the context otherwise requires:
(i) “Competitor” means a person, business or enterprise (including divisions of persons, businesses and enterprises) that directly or indirectly engages or seeks to engage in the Restricted Business in the Restricted Territory, if the person, business or enterprise is or seeks to be in competition with the Company. Without limiting the foregoing, for purposes of this Agreement, each entity listed on Attachment B, as shall be modified from time to time by the Company upon written notice to Employee, shall constitute a Competitor.
(ii) “Customer” means any person to which the Company distributed, sold or supplied services as part of the Restricted Business during the Relevant Period and with which, during that period either the Employee, or any employee under the direct or indirect supervision of the Employee, had material dealings in the course of the employment, but always excluding therefrom, any division, branch or office of such person with which the Employee and/or any such employee had no dealings during that period;
(iii) “Relevant Period” means: (A) where the employment is continuing, the period of the employment; and (B) where the employment has terminated, the period of twelve months immediately preceding the Termination Date;
(iv) “Restricted Business” means a business in respect of services of the type conducted, authorized, offered or provided by the Company and for which the duties of the Employee were materially concerned or for which he was responsible during the Relevant Period;
(v) “Restricted Employee” means any person who was a director, employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular his or his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if he or she were to leave the employment of the Company and become employed by a competitor of the Company;
(vi) “Restricted Territory” means the territory or territories within which the Employee actually worked, or in respect of which the Employee was materially involved in providing services, during the twelve (12) month period prior to the Employee’s Termination Date.
(vii) “Supplier” means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Employee, or any employee under the direct or indirect supervision of the Employee, had material dealings in the course of the employment.
(d)This Section 21 shall also apply as though references to the “Company” in Section 21 include references to each Group Company in relation to which the Employee has in the course of the employment or by reason of rendering services to or holding office in such Group Company:

(i) acquired knowledge of its products, services, trade secrets or Confidential Information; or
(ii) had personal dealings with its customers or prospective customers; or
(iii) supervised directly or indirectly employees having personal dealings with its customers or prospective customers.
(e)the obligations undertaken by the Employee pursuant to this Section 21 shall, with respect to each Group Company, constitute a separate and distinct covenant in favour of and for the benefit of each Group Company and which shall be enforceable either by the particular Group Company or by the Company on behalf of the Group Company and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.
22.Employee Representations.
(a)Employee represents and warrants that this Agreement and his employment by the Company does not conflict with and will not be constrained by any prior business relationship or contract, that Employee does not possess trade secrets or other proprietary information arising out of any prior business relationship or contract that, in Employee’s best judgment would be utilized in connection with Employee’s employment with the Company. Employee further agrees that he will not disclose any such trade secrets or other proprietary information to the Company or others.
(b)Employee represents and warrants that (i) before signing this Agreement, he has read this Agreement and is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by it and the restrictions contained herein; (ii) Employee has been advised by the Company to consult Employee’s own legal counsel in respect of this Agreement, and Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel; (iii) the restrictions imposed on Employee by this Agreement are fair, reasonable and proper and required for the protection of the Company’s business interests, particularly its investments in Employee (e.g., Employee’s job knowledge and skills), its Confidential Information, as well as the goodwill developed, and its business relationships, with its clients, customers and prospective clients and customers; (iv) the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of Sections 19, 20 or 21 hereof will result in irreparable injury to the Company; and (v) the restrictions imposed on Employee by this Agreement, particularly, the post-termination restrictions, shall not preclude Employee from earning a living or engaging in Employee’s profession or trade, or pursuing a career or a business, in each case at the same general level of economic benefit as is currently the case.
(c)Employee’s employment is subject to the Employee being legally entitled to work in the United Kingdom.
23.Consequences of Breach of Covenants; Equitable Relief.
(a)Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 19, 20, or 21 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

The period of the injunction shall be measured from the date of a court order granting the injunctive relief. In the event that any of the provisions of Sections 19, 20, or 21 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(b)Notwithstanding anything to the contrary herein, Employee acknowledges and agrees that the severance payments and benefits provided herein are being provided by the Company to Employee, among other things, as additional consideration and solely for Employee’s agreement with and adherence to the post-employment restrictive covenants in Section 21 and Employee’s other promises, covenants, commitments and obligations in this Agreement (including the releases granted in Section 13), the adequacy and sufficiency of which Employee expressly acknowledges. Employee agrees that should the Company, in its sole discretion, deem Employee to be in violation of any provision(s) in said Section 21 the Company may immediately cease payment of all or any portion of the severance payments and benefits provided hereunder. Employee acknowledges that the severance payments and benefits provided for herein are in addition to anything of value to which Employee was already entitled.
(c)Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 19, 20, or 21 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New Jersey, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 26 hereof.
24.Term of Agreement. This Agreement shall continue in full force and effect for the duration of Employee’s employment with the Company; provided, however, that after the termination of Employee’s employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the Parties hereunder are satisfied or have expired.
25.Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

26.Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered via Cognizant email accounts, personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Cognizant Worldwide Limited
1 Kingdom Street,
Paddington Central,
London,
W2 6BD
Attn: General Counsel

and

Cognizant Technology Solutions Corporation
300 Frank W. Burr Blvd.
Suite 36, 6th Floor
Teaneck, NJ 07666
Attn: General Counsel

If to Employee, to:

[__________]
or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other Parties hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a change in control, notice at the last address of the Company or to any successor pursuant to this Section 26 shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
27.Governing Law. This Agreement is governed and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.
28.Contents of Agreement, Amendment and Assignment.
(a)This Agreement, including the Code of Ethics, supersedes all prior agreements with respect to the subject matter hereof, sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and executed on the Company’s behalf by a duly authorized officer, except for revisions or additions to Attachment B, which may be unilaterally modified by the Company upon written notice to Employee; provided, however, that this Agreement, except as expressly set forth in Section 9, does not supersede, modify or change any existing written award agreements regarding stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards, performance units or other stock-based awards issued to Employee prior to the effective date of this Agreement. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company, the Company’s Board of Directors or the Board unless such amendment would contravene the provisions of section 409A of the Code and result in the imposition of additional taxes under section 409A of the Code upon Employee.
(b)All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Employee and the Company hereunder shall not be assignable in whole or in part by the Company. If Employee should die after Employee’s Termination Date and while any amount payable hereunder would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devises, legates or other designees or, if there is no such designee, to Employee’s estate.
29.Severability. If any provision of this Agreement is declared illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the terms of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.
30.Remedies Cumulative; No Waiver. No right conferred upon the Parties by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a Party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.
31.Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
32.Section 409A.
(a)Interpretation. This Agreement is intended to comply with the requirements of Section 409A of the Code and/or one or more available exemptions therefrom, and shall in all respects be administered and construed in accordance with Section 409A of the Code or such available exemption(s). If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring taxes on Employee under or by operation of Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such taxes will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a Termination of Employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and, to the extent applicable, any such amount shall be payable in accordance with Section 32(b). In no event shall the Employee, directly or indirectly, designate the calendar year of payment. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. Section 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. Sections 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between the Company and Employee in effect on or after January 1, 2005 and prior to the date of this Agreement.
(b)Payment Delay. Notwithstanding anything herein to the contrary, if it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of Employee’s “separation from service” with the Company to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. Section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. Section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Employee’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid to Employee in a lump sum on the first payroll date that occurs after the date that is six months following Employee’s “separation of service” with the Company. If Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of the Employee’s death.
(c)Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

33.Recoupment Policy. Employee acknowledges that Employee shall be subject to and hereby agrees to abide by the terms of any clawback or recoupment policy that the Company has adopted or may hereafter adopt, as may be amended from time to time, with or without notice (the “Recoupment Policy”) to further the Company’s interests in enhancing its corporate governance practices and/or to comply with applicable law, rules or regulations promulgated by the Securities and Exchange Commission or the rules of the national securities exchange on which shares of the common stock of the Company are listed for trade. Employee understands that pursuant to the Recoupment Policy, the Company may seek to recoup all or part of any severance payments, bonus or other incentive compensation paid to certain officers and former officers, including Equity Awards, in the event that the Company is required to restate its financial statements. In consideration of the continued benefits to be received from the Company (or a Group Company) and the right to participate in, and receive future awards under, the Company’s cash and equity-based incentive programs, Employee hereby acknowledges, understands and agrees that:
(a)The Recoupment Policy applies to severance, cash bonuses and other incentive compensation, including Equity Awards, paid or awarded to Employee prior to or after the date on which the Recoupment Policy is adopted, and Employee agrees that, to the extent provided in the Recoupment Policy, the Recoupment Policy shall apply to equity and other award agreements outstanding as of the date of this Agreement or hereafter executed, and such agreements shall be deemed amended by, and to incorporate, the terms of the Recoupment Policy even if the Recoupment Policy is not explicitly referenced therein;
(b)The Company shall be fully entitled to enforce the Recoupment Policy against Employee in accordance with its terms, and Employee promptly shall comply with any demand authorized by the Board of Directors of the Company pursuant to the terms of the Recoupment Policy for repayment, return or rescission of, severance payments, a cash bonus or other incentive compensation, including Equity Awards, subject to the Recoupment Policy; and
(c)Nothing in this acknowledgement shall be construed to expand the scope or terms of the Recoupment Policy, and Employee is not waiving any defenses Employee may have in the event of an action for recoupment of compensation under the Recoupment Policy, other than (i) waiving any defense regarding the retroactive application of the Recoupment Policy to prior or existing payments or awards and (ii) waiving any claim that the integration clause of any agreement excludes the application of the Recoupment Policy.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED AS A DEED BY COGNIZANT WORLDWIDE LIMITED

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Name:
Title:

In the presence of:

Witness’s signature:

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Full name:
Title:
Address:

EXECUTED AS A DEED BY [INSERT NAME OF EMPLOYEE]

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Name:
Title:

In the presence of:

Witness’s signature:

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Full name:
Title:
Address:

SCHEDULE

DETAILS OF UK TERMS AND BENEFITS
All benefits will be subject to the terms and conditions, policies and rules applicable to those benefits from time to time (whether issued by the Company or the relevant provider, and which may change from time to time) in addition and subject to any rules, variations or limits imposed by HM Revenue & Customs or any other government authority (including, without limitation, any requirements regarding the administration and deduction of tax in respect of such benefits).

Provision of cover is subject to acceptance of Employee by Company’s insurers or other providers at normal rates of premium and they may also be subject to Employee passing a medical examination, if required. Subject to statutory requirements, the Company reserves the right to vary or discontinue any benefit. All insurance cover and benefits cease on the termination of Employee’s employment.

Further information on the policies and rules that apply to these benefits, is available on the Company’s One The Company portal (https://cas/the Company.com) and is also available on request. The Company administers its benefits via an online benefits platform (The HUB).

Annual leave:
You will be entitled to 25 days’ paid holiday during each holiday year. The holiday year runs from 1 January to 31 December and holidays will be pro-rated accordingly in your first and last year of employment.

You may carry over 5 days of untaken leave which must be taken by 31 March of the following year. If you do not take carried over leave by 31 March, that entitlement will lapse and no payment in lieu thereof will be made.

If your employment terminates, you will be paid in lieu of accrued but untaken holiday up to the termination date. If you have taken more than your accrued allowance as at the date of termination, the value of such excess holiday will be deducted from your final payment of salary. Such payments or deductions will be calculated at a rate of 1/260th of your annual basic salary per day of holiday.

You are also entitled to bank holidays, of which there are typically 8 per year. You will be notified of the dates of the bank holidays prior to the start of each holiday year and they can be found on the UK HR page on Be.The Company - https://be.the Company.com/sites/global-human-resources/united-kingdom-human-resources/SitePage/604548/annual-leave”

Sick pay: Details of the Company sick pay scheme (as amended from time to time) are available on the Be.The Company UK HR home page and are also available on request from your HR Manager.

Pension:
You are eligible to participate in the Company’s group pension scheme (“the Scheme”). Please note the Company is required to re-enroll you into the Scheme at least every three years, unless you opt out again. The Company reserves the right to change the pension scheme provider or change the contribution rates from time to time. You will be enrolled in the GPP at 5% employee contribution and 5% employer contribution. As you have been appointed at Executive Vice President level, The Company offers a matched contribution of up to 10% of your pensionable salary into the scheme (inclusive of the statutory minimum contribution). To take advantage of this matched contribution of up to 10%, you must change your employee contribution in the HUB. You are free to contribute more than 10%, up to the statutory maximum laid down by HM Revenue & Customs, as varied from time to time (although such excess contributions will not be matched by the Company). If you reduce your employee contribution, the employer contribution will also decrease to match the employee contribution.

The Company will deduct pension contributions payable to the Scheme from your salary. The Company operates a default Pension Salary Sacrifice (PSS) option which means that unless you opt out, you consent to PSS. Your employee contribution to the Scheme will be deducted from your gross salary at the agreed level and will be paid to the Scheme together with any employer contributions.

You must advise the Company if you have any form of Pensions Protection or have reached your Lifetime Allowance.

The Company, working in conjunction with our pensions advisors Aon, will provide you with pension information in relation to the Scheme, including information on how to choose your investments. Pension information will be available via a variety of methods, including presentations, one to ones, a telephone helpdesk and additional media. Please also refer to the guidance and information provided on The HUB.

Please note that it is up to you to make sure that you have informed yourself sufficiently about the options available to you in the light of your own circumstances. Neither the Company nor Aon are responsible for providing you with financial, tax or legal advice regarding your pension or other financial affairs, and the Company makes no warranty or guarantee about the accuracy or competence of any advice given to you by it or by Aon (or any other pension advisor it may use from time to time).

ATTACHMENT A

1. The following is a complete list of all inventions and works that have been conceived, made, reduced to practice, developed, authored, created, drawn or written by me alone or jointly with others prior to my engagement by the Company.

None.

______________________________________________________________________________________________________________________________________________________________________________________________________

Due to a preexisting contract with another party, I cannot disclose certain Inventions or Works that would otherwise be included on the above-described list.

Additional sheets are attached.
(number)

EMPLOYEE:

Signature: ___________________

Name: ______________________
(Print)
Title: ______________________

Date: ______________________

ATTACHMENT B – List of Direct Competitors

1.International Business Machines Corporation
2.Accenture LTD
3.Cap Gemini S.A.
4.Tata Consultancy Services
5.Infosys Limited
6.Wipro Limited
7.HCL Technologies Limited
8.DXC Technology Company